Exhibit 10.3
QUICKSILVER RESOURCES INC.
Description of 2007 Cash Bonus
     On March 19, 2007, the Compensation Committee of Quicksilver Resources Inc. approved payment of a one-time cash bonus, as part of fiscal 2007 compensation, to certain employees, including Quicksilver’s principal executive officer, principal financial officer and each other individual who is listed as a named executive officer in Quicksilver’s proxy statement for its 2006 annual meeting. The amount of the cash bonus for each of these individuals is set forth below opposite the individual’s name.

Amount of
Name	Position	Bonus
Thomas F. Darden	Chairman of the Board	$110,000
Glenn Darden	President and Chief Executive Officer	$110,000
Jeff Cook	Executive Vice President — Operations	$ 50,000
Philip W. Cook	Senior Vice President — Chief Financial Officer	$ 70,000
John C. Cirone	Senior Vice President, General Counsel and Secretary	$ 50,000
William S. Buckler	Vice President — U.S. Operations	$ 50,000